Exhibit 99.1

Deep Nishar and Spencer Rascoff Join TripAdvisor’s Board of Directors

NEWTON, Mass., September 6, 2013/PRNewswire/ — TripAdvisor®, the world’s largest travel site*, today announced that Deep Nishar, SVP of products and user experience for LinkedIn, and Spencer Rascoff, CEO and a director of Zillow, Inc., were elected to TripAdvisor’s board of directors.

TripAdvisor CEO Stephen Kaufer indicated that the appointments of Nishar and Rascoff will provide the board with additional industry, product and operational knowledge and experience, to further the company’s objectives. Kaufer added, “Both Deep and Spencer have extensive backgrounds and experience with innovative, respected web-based companies. That, coupled with their business acumen, will be a perfect complement with the other extremely talented directors advising TripAdvisor.”

“We welcome Deep and Spencer,” stated Greg Maffei, chairman of the TripAdvisor board and Liberty Interactive president and CEO. “LinkedIn and Zillow are the established leaders in their respective fields and Deep and Spencer will bring unique and valuable perspective to the board.”

About Deep Nishar

Mr. Nishar has served as LinkedIn Corporation’s senior vice president, products and user experience since January 2011, and served as its vice president, products from January 2009 until January 2011. Prior to LinkedIn, Mr. Nishar served in several roles, including most recently as the senior director of products for the Asia-Pacific region, at Google, Inc.

About Spencer Rascoff

Mr. Rascoff has served as chief executive officer of Zillow, Inc. since September 2010 and has served as a member of its board of directors since July 2011. Mr. Rascoff joined Zillow as one of its founding employees in 2005 and has held various positions there. Prior to Zillow, Mr. Rascoff served as vice president of lodging for Expedia, Inc. and before that role, Mr. Rascoff co-

founded and served in various capacities at Hotwire, Inc., an online travel company that is now a subsidiary of Expedia. Mr. Rascoff also serves on the board of Julep Beauty Incorporated, a privately held beauty products company, and Zulily Inc., the leading daily deals site for moms.

About TripAdvisor

TripAdvisor® is the world’s largest travel site*, enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools. TripAdvisor branded sites make up the largest travel community in the world, with more than 260 million unique monthly visitors**, and more than 100 million reviews and opinions covering more than 2.7 million accommodations, restaurants and attractions. The sites operate in 30 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 20 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.virtualtourist.com, www.whereivebeen.com, and www.kuxun.cn.

*Source: comScore Media Metrix for TripAdvisor Sites, worldwide, June 2013

**Source: Google Analytics, worldwide data, July 2013

©2013 TripAdvisor, Inc. All rights reserved.

SOURCE TripAdvisor